                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (AMOUNTS IN MILLIONS, EXCEPT RATIO DATA)

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                         1996   1997    1998     1999    2000
                                                         ----   ----   ------   ------   ----
Income before minority interest and equity in earnings
  of affiliates........................................  $470   $310   $  505   $  486   $293
Income taxes...........................................   239    294      315      251    171
Remitted Equity of affiliates..........................    --     13       16       16     --
                                                         ----   ----   ------   ------   ----
                                                          709    617      836      753    464
                                                         ----   ----   ------   ------   ----
Fixed Charges:
Interest expense.......................................   204    251      280      279    323
Appropriate portion (1/3) of rentals...................    38     39       40       37     39
                                                         ----   ----   ------   ------   ----
                                                          242    290      320      316    362
                                                         ----   ----   ------   ------   ----
Earnings before income taxes, fixed charges and
  including equity of affiliates.......................   951    907    1,156    1,069    826
                                                         ====   ====   ======   ======   ====
Ratio of earnings to fixed charges.....................   3.9x   3.1x     3.6x     3.4x   2.3x

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              2000    2001
                                                              -----   -----
Income (loss) before minority interest and equity in
  earnings of affiliates....................................  $381    $(17)
Income taxes................................................   207       6
Remitted Equity of affiliates...............................    --      33
                                                              ----    ----
                                                               588      22
                                                              ----    ----
Fixed Charges:
Interest expense............................................   238     239
                                                              ----    ----
Appropriate portion (1/3) of rentals........................    30      25
                                                              ----    ----
                                                               268     264
                                                              ----    ----
Earnings before income taxes, fixed charges and including
  equity of affiliates......................................   856     286
                                                              ====    ====
Ratio of earnings to fixed charges..........................   3.2x    1.1x